Exhibit 99.1
Globecomm Systems Reports Fiscal 2010 Second Quarter
and Six-Month Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—February 9, 2010—Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced financial results for the fiscal 2010 second quarter and six months ended December 31, 2009. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA, a non-GAAP financial measure. In the attached table the Company provides a detailed reconciliation of GAAP earnings to adjusted EBITDA. A summary of the Company’s results are:
•	Service revenues increased 80.1% to a record $33.6 million as compared to $18.6 million in the same period last year.

•	Revenues from infrastructure solutions increased 10.2% to $23.5 million as compared to $21.3 million in the same period last year.

•	Consolidated revenues were a record $57.1 million in the fiscal 2010 second quarter as compared to $40.0 million in the same period last year.

•	GAAP earnings per diluted share increased 40.0% to $0.07 in the second quarter of fiscal 2010 as compared to GAAP earnings per diluted share of $0.05 in the same period last year.

•	Adjusted EBITDA increased 42.9% to $4.4 million in the second quarter of fiscal 2010 as compared to $3.1 million in the same period last year.
Fiscal Year 2010 Second Quarter Results
Revenues for the Company’s fiscal 2010 second quarter increased 42.8% to a record $57.1 million as compared to $40.0 million in the same period last year. Revenues from infrastructure solutions increased 10.2% to $23.5 million as compared to $21.3 million in the same period last year. Revenues from services increased 80.1% to a record $33.6 million as compared to $18.6 million in the same period last year. The increase in service revenue was driven by the Company’s acquisitions of Mach 6 and Telaurus, which combined contributed $8.3 million, along with an increase in the access services offering primarily due to the government marketplace. The increase in infrastructure solutions revenues was primarily driven by the timing of revenue milestones reached in the systems design and integration offering. Bookings and revenue in the infrastructure solutions segment continue to be adversely impacted by the global economic slowdown.
Net income for the Company’s fiscal 2010 second quarter increased 47.8% to $1.4 million, or $0.07 per diluted share, as compared to net income of $0.9 million, or $0.05 per diluted share, in the second quarter of fiscal 2009 on a GAAP basis. Adjusted EBITDA for the second quarter of 2010 increased 42.9% to $4.4 million compared to $3.1 million in the second quarter of 2009. The increase in net income and adjusted EBITDA was primarily driven by an increase in revenues offset by lower infrastructure gross margins.
Fiscal Year 2010 Six Month Results
Revenues for the Company’s fiscal 2010 six months ended December 31, 2009 increased 27.2% to a record $104.8 million as compared to $82.3 million in the same period last year. Revenues from infrastructure solutions decreased 5.1% to $42.6 million as compared to $44.9 million in the same period last year. Revenues from services increased 66.0% to a record $62.2 million as compared to $37.5 million in the same period last year. The increase in service revenue was primarily driven by the Company’s acquisitions of Mach 6 and Telaurus, which combined contributed $16.5 million, coupled by an increase in access services in the government marketplace. The decrease in infrastructure solution revenues was primarily caused by the global economic slowdown resulting in government and commercial customers and prospects delaying projects, which in particular affected pre-engineered systems.
Net income for the Company’s first six months of fiscal 2010 increased 48.8% to $2.6 million, or $0.13 per diluted share, compared to net income of $1.8 million, or $0.09 per diluted share, in the same period last year on a GAAP basis. Adjusted EBITDA for the first six months of fiscal 2010 increased 38.1% to $8.4 million compared to $6.1 million in the same period past year. The increase in net income and adjusted EBITDA was primarily driven by an increase in service revenues offset by lower infrastructure gross margins.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO of the Company, said, “The Company continues to execute as planned and looks forward to a strong second half of the current fiscal year. The service segment continues to be robust providing stability, predictability and visibility. We are more excited than ever about our future and despite the current economic backdrop that has plagued our infrastructure segment, we look forward to record revenues for the full year. With nearly $50 million of cash and zero debt, we have a balance sheet that affords the Company with financial flexibility to carry out our business plan.”
Keith Hall, President and COO of the Company said, “I am very proud of our team’s execution in meeting the Q2 fiscal results. We remain focused on the growth of our service offerings and have increased our services revenue guidance to $130 million as we explore new market verticals and expand our presence in existing ones. The second quarter was highlighted by the launch of our IP Based cellular switch as we continue to add capability to our Hosted platform in support of the wireless market. We also added X-Band service capability to our Global Network and received initial orders for our X-Band Man-Pack solution, TOM-CAT. Our presence in Afghanistan continues to expand and we are well positioned to support the expansion of troops in the region.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2010
Globecomm currently expects the following financial results for the fiscal year 2010:
•	Consolidated revenues to be between $215 million and $225 million.

•	Service segment revenues to be approximately $130 million.

•	GAAP earnings per diluted share to be between $0.30 and $0.35.

•	Adjusted EBITDA to be approximately $20 million.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense and non-cash stock compensation expense. Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis. The Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between adjusted EBITDA and GAAP net income is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, access services, hosted services and lifecycle support services.

Globecomm’s customers include government and government-related entities, communications service providers, commercial enterprises and broadcast and other media and content providers.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Maryland, New Jersey, the Netherlands, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. In particular, the impact of the current economic downturn and the unpredictability of government spending programs make assessment of future performance extremely difficult. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Revenues from infrastructure solutions	$23,512	$21,334	$42,580	$44,873
Revenues from services	33,570	18,643	62,178	37,459

Total revenues	57,082	39,977	104,758	82,332

Costs and operating expenses:
Costs from infrastructure solutions	19,838	17,009	35,633	37,309
Costs from services	25,483	14,185	46,085	28,390
Selling and marketing	3,671	3,216	6,873	6,329
Research and development	762	509	1,513	820
General and administrative	5,216	3,703	10,731	7,364

Total costs and operating expenses	54,970	38,622	100,835	80,212

Income from operations	2,112	1,355	3,923	2,120

Interest income	133	214	268	478

Income before income taxes	2,245	1,569	4,191	2,598

Provision for income taxes	844	621	1,549	822

Net income	$1,401	$948	$2,642	$1,776

Basic net income per common share	$0.07	$0.05	$0.13	$0.09

Diluted net income per common share	$0.07	$0.05	$0.13	$0.09

Weighted-average shares used in the calculation of basic net income per common share	20,437	20,193	20,400	20,172

Weighted-average shares used in the calculation of diluted net income per common share	20,840	20,416	20,812	20,568

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2009	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,694	$44,034
Accounts receivable, net	38,849	45,438
Inventories	25,001	17,043
Prepaid expenses and other current assets	2,149	2,292
Deferred income taxes	1,058	1,058

Total current assets	116,751	109,865
Fixed assets, net	36,552	33,379
Goodwill	26,728	25,613
Intangibles, net	10,317	11,020
Deferred income taxes	8,749	10,214
Other assets	1,444	1,448

Total assets	$200,541	$191,539

Liabilities and Stockholders’ Equity
Current liabilities	$40,614	$35,221
Other liabilities	784	924
Deferred income taxes	582	582
Total stockholders’ equity	158,561	154,812

Total liabilities and stockholders’ equity	$200,541	$191,539

Globecomm Systems Inc.
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Net income	$1,401	$948	$2,642	$1,776
Adjustments:
Interest (income)	(133)	(214)	(268)	(478)
Provision for income taxes	844	621	1,549	822
Depreciation and amortization	1,643	1,376	3,421	2,747
Stock compensation expense (A)	632	339	1,064	1,220

Adjusted EBITDA	$4,387	3,070	8,408	6,087

(A)	Includes one-time charge of $675 in the three and six months ended December 31, 2008 related to accelerating vesting of the restricted stock of the Company’s former President, who passed away on July 20, 2008.